UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C., 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date Of Report (Date Of Earliest Event Reported):  10/28/2004

Flextronics International Ltd.
(Exact Name of Registrant as Specified in its Charter)

Commission File Number:  000-23354

Not Applicable
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

One Marina Bouldevard, #28-00
Singapore, 018989
(Address of Principal Executive Offices, Including Zip Code)

(65) 6890 7188
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act(17CFR240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act(17CFR240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act(17CFR240.13e-4(c))

Items to be Included in this Report

Item 7.01.    Regulation FD Disclosure

Flextronics and Agilent Technologies Inc. ("Agilent") have signed an agreement whereby Flextronics will acquire Agilent's camera module business.
        Under the terms of the agreement, Flextronics will pay approximately $26 million in cash for the business including fixed assets and certain technology rights. Of this amount, $14 million will be paid at closing and the remaining balance will be paid over twelve (12) equal quarterly installments. In addition, contingent consideration of up to $13 million could be paid over a three-year period upon achieving certain performance milestones.
        The agreement also requires Flextronics to purchase Agilent's inventory on hand and on order expected to be sold by Flextronics to existing customers. Such inventory acquired from Agilent will be paid for as used on a quarterly basis, and all such inventory must be paid by December 31, 2005. Flextronics expects that this transaction will increase its revenues by more than $200 million in the first year. The acquisition is subject to various standard closing conditions, including antitrust approval, and is expected to close by the end of this calendar year.
        The announcement of the agreement was made by press release, the text of which is attached as Exhibit 99.1 hereto.

Item 9.01.    Financial Statements and Exhibits

Exhibit
99.1      Press release, dated October 27, 2004

Signature(s)

Pursuant to the Requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the Undersigned hereunto duly authorized.

Flextronics International Ltd.

Date: October 28, 2004.	By:	/s/ Robert R.B. Dykes
Robert R.B. Dykes
President, Systems Group and Chief Financial Officer

Exhibit Index

Exhibit No.	Description
EX-99.1	Press release, dated October 27, 2004